Exhibit 99.1

Assured Guaranty Corp.

Condensed Consolidated Financial Statements

(Unaudited)

March 31, 2021

Assured Guaranty Corp.

Index to Condensed Consolidated Financial Statements

March 31, 2021

Assured Guaranty Corp.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in thousands except par value and share amounts)

	As of
	March 31, 2021	December 31, 2020
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,197,687 and $2,172,529 allowance for credit loss of $19,055 and $17,707)	$2,356,578	$2,368,822
Short-term investments, at fair value	52,186	65,609
Equity method investments	410,504	414,292
Other invested assets, at fair value	1,357	1,415
Total investment portfolio	2,820,625	2,850,138
Loan receivable from parent	87,500	87,500
Cash	15,161	56,103
Premiums receivable, net of commissions payable	262,795	269,756
Ceded unearned premium reserve	195,917	200,219
Reinsurance recoverable on unpaid losses	162,119	165,318
Salvage and subrogation recoverable	434,887	420,894
Financial guaranty variable interest entities’ assets, at fair value	36,982	38,811
Other assets (includes $38,150 and $46,994 measured at fair value)	159,639	154,261
Total assets	$4,175,625	$4,243,000
Liabilities and shareholder's equity
Unearned premium reserve	$781,951	$796,939
Loss and loss adjustment expense reserve	540,275	528,006
Reinsurance balances payable, net	140,879	139,240
Note payable to affiliate	300,000	300,000
Credit derivative liabilities, at fair value	119,585	97,282
Financial guaranty variable interest entities’ liabilities, at fair value (with recourse of $34,934 and $36,775, without recourse of $1,059 and $1,254)	35,993	38,029
Other liabilities	62,028	78,496
Total liabilities	1,980,711	1,977,992
Commitments and contingencies (see Note 11)
Preferred stock ($1,000 par value, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock (493,339 shares authorized,14,173 shares issued and outstanding, with par value of $1,058.38)	15,000	15,000
Additional paid-in capital	742,015	742,015
Retained earnings	1,281,551	1,318,989
Accumulated other comprehensive income, net of tax of $27,692 and $35,233	156,348	189,004
Total shareholder's equity	2,194,914	2,265,008
Total liabilities and shareholder's equity	$4,175,625	$4,243,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Revenues
Net earned premiums	$19,685	$24,830
Net investment income	23,301	26,333
Net realized investment gains (losses)	(900)	(695)
Net change in fair value of credit derivatives	(20,425)	(67,495)
Fair value gains (losses) on committed capital securities	(9,951)	24,707
Other income (loss)	2,555	(3,107)
Total revenues	14,265	4,573
Expenses
Loss and loss adjustment expenses	26,423	53,939
Interest expense on note payable to affiliate	2,625	2,625
Employee compensation and benefit expenses	9,167	10,708
Other expenses	6,119	5,729
Total expenses	44,334	73,001
Income (loss) before income taxes and equity in earnings of investees	(30,069)	(68,428)
Equity in earnings of investees	3,589	7
Income (loss) before income taxes	(26,480)	(68,421)
Less: Provision (benefit) for income taxes	(5,131)	(16,708)
Income (loss) before equity in after-tax earnings of investee	(21,349)	(51,713)
Equity in after-tax earnings of investee	(3,089)	(1,099)
Net income (loss)	$(24,438)	$(52,812)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Comprehensive Income (Loss) (unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$(24,438)	$(52,812)
Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $(7,297) and $(13,988)	(31,739)	(53,953)
Investments with credit impairment, net of tax provision (benefit) of $(274) and $(2,848)	(1,032)	(10,716)
Change in net unrealized gains (losses) on investments	(32,771)	(64,669)
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse, net of tax	115	2,183
Other comprehensive income (loss)	(32,656)	(62,486)
Comprehensive income (loss)	$(57,094)	$(115,298)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.
Condensed Consolidated Statements of Shareholder's Equity (unaudited)
(dollars in thousands, except share data)
For the Three Months Ended March 31, 2021

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2020	14,173	$15,000	$742,015	$1,318,989	$189,004	$2,265,008
Net loss	—	—	—	(24,438)	—	(24,438)
Dividends	—	—	—	(13,000)	—	(13,000)
Other comprehensive loss	—	—	—	—	(32,656)	(32,656)
Balance at March 31, 2021	14,173	$15,000	$742,015	$1,281,551	$156,348	$2,194,914

For the Three Months Ended March 31, 2020

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2019	14,173	$15,000	$742,015	$1,364,656	$155,646	$2,277,317
Net loss	—	—	—	(52,812)	—	(52,812)
Dividends	—	—	—	(85,000)	—	(85,000)
Other comprehensive loss	—	—	—	—	(62,486)	(62,486)
Balance at March 31, 2020	14,173	$15,000	$742,015	$1,226,844	$93,160	$2,077,019

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Net cash flows provided by (used in) operating activities	$(25,032)	$(27,852)
Investing activities
Fixed-maturity securities:
Purchases	(65,305)	(29,217)
Sales	7,361	28,897
Maturities and paydowns	40,782	49,236
Short-term investments with original maturities of over three months:
Sales	—	2,000
Maturities and paydowns	—	2,750
Net sales (purchases) of short-term investments with original maturities of less than three months	13,423	23,606
Paydowns on financial guaranty variable interest entities’ assets	2,524	3,718
Other	(675)	(557)
Net cash flows provided by (used in) investing activities	(1,890)	80,433
Financing activities
Dividends paid	(13,000)	(85,000)
Net paydowns of financial guaranty variable interest entities’ liabilities	(2,084)	(3,487)
Net cash flows provided by (used in) financing activities	(15,084)	(88,487)
Effect of foreign exchange rate changes	(49)	(155)
Increase (decrease) in cash and restricted cash	(42,055)	(36,061)
Cash and restricted cash at beginning of period	57,502	48,435
Cash and restricted cash at end of period	$15,447	$12,374

	As of March 31, 2021	As of March 31, 2020
Reconciliation of cash and restricted cash to the condensed consolidated balance sheets:
Cash	$15,161	$12,266
Restricted cash (included in other assets)	286	108
Cash and restricted cash at the end of period	$15,447	$12,374

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Notes to Condensed Consolidated Financial Statements (unaudited)

March 31, 2021

1.    Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment, the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

Basis of Presentation

    The unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company, including its consolidated variable interest entities (VIEs), are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim condensed consolidated financial statements are as of March 31, 2021 and cover the three-month period ended March 31, 2021 (First Quarter 2021) and the three-month period ended March 31, 2020 (First Quarter 2020). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. Certain prior year balances have been reclassified to conform to the current year's presentation.

    The unaudited interim condensed consolidated financial statements include the accounts of AGC, its subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

    These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 26, 2021, filed with the U.S. Securities and Exchange Commission (SEC).

    The Company's most significant interests in unconsolidated entities as of March 31, 2021 were:

•a 39.3% ownership interest in Municipal Assurance Holdings Inc. (MAC Holdings), incorporated in Delaware. AGC's affiliate, Assured Guaranty Municipal Corp. (AGM), owned the remaining 60.7% of MAC Holdings. MAC Holdings owned 100% of Municipal Assurance Corp. (MAC), a New York domiciled insurance company. Effective April 1, 2021, MAC was merged with and into AGM with AGM as the surviving company.

•a 35% ownership interest in AG Asset Strategies LLC (AGAS). AGAS is an investment subsidiary that invests in funds (AssuredIM Funds) managed by its affiliate, Assured Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM).

On February 24, 2021, the Company received the last regulatory approval required to execute a multi-step transaction to merge MAC with and into AGM, with AGM as the surviving company. The steps leading up to the merger of MAC with and into AGM, with AGM as the surviving company (the MAC Transaction) ,were effective April 1, 2021, and include (i) the reassumption by AGM and AGC of their respective remaining cessions to MAC, (ii) distributing MAC’s earned surplus to AGM and AGC in accordance with their respective 60.7% and 39.3% direct ownership interests in MAC Holdings, and (iii) AGM’s purchase of AGC’s 39.3% interest in MAC Holdings. The Company will recognize the effects of the multi-step process in the three-months period ended June 30, 2021 (Second Quarter 2021), based on outstanding balances on April 1, 2021. The table below presents the approximate effect of the MAC Transaction that will be recorded in Second Quarter 2021.

Effect of the MAC Transaction
Second Quarter 2021

Increase (Decrease)
(in thousands)
Fixed-maturity securities, short-term investments and cash	$232,820
Equity method investments - MAC Holdings	(211,483)
Ceded unearned premium reserve	(24,422)
Other assets/liabilities	(414)

Net income	$4,559
Accumulated other comprehensive income	(8,058)
Total shareholder's equity	(3,499)

Net par outstanding	$2,128,089

Recent Accounting Standards Adopted

Simplification of the Accounting for Income Taxes

    In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU was effective for interim and annual periods beginning after December 15, 2020. This ASU did not have an impact on the Company's consolidated financial statements.

Recent Accounting Standards Not Yet Adopted

Reference Rate Reform

    In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU only apply to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform. This ASU is effective upon issuance and may be applied prospectively for contract modifications that occur from March 12, 2020 through December 31, 2022.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies that certain optional expedients and exceptions in Topic 848 apply to derivatives that are affected by the discounting transition, regardless of whether derivatives reference LIBOR or another rate expected to be discontinued because of reference rate reform. Discounting transition refers to the changing of interest rates used for margining, discounting, or contract price alignment of derivatives to transition to alternative rates. This ASU became effective upon issuance and may be applied on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020 or prospectively for contract modifications made on or before December 31, 2022.

The Company has not yet applied the relief afforded by these standard amendments and is evaluating the effect that these ASUs will have on its consolidated financial statements.

2.    Outstanding Exposure

    The Company sells credit protection primarily in financial guaranty insurance form. Until 2009, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company has, however, acquired or reinsured portfolios since 2009 that include financial guaranty contracts in credit derivative form.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although on occasion it may underwrite new issuances that it views as below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, or providing reinsurance on a portfolio of insurance; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across sector and geography and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

    Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 8, Variable Interest Entities. Unless otherwise specified, the outstanding par and principal and interest (debt service) amounts presented in this note include outstanding exposures on these VIEs whether or not they are consolidated. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating. Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid (Recovered), for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

    More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Impact of COVID-19 Pandemic

    The novel coronavirus that emerged in Wuhan, China in late 2019 and which causes the coronavirus disease known as COVID-19 was declared a pandemic by the World Health Organization in early 2020 and continues to spread throughout the world. Several vaccines have been developed and approved by governments, and distribution of vaccines is proceeding unevenly across the globe. The emergence of COVID-19 and reactions to it, including various closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for over a year now, its ultimate size, depth, course and duration, and the effectiveness, acceptance and distribution of vaccines for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to the nature of the Company's business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time. For information about how the COVID-19 pandemic has impacted the Company's loss projections, see Note 3, Expected Loss to be Paid (Recovered).

The Company's surveillance department has established supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various closures and capacity and travel restrictions or an economic downturn. In addition, the Company's surveillance department has been in contact with certain of its credits that it believes may be more at risk from COVID-19 and governmental and private responses to COVID-19. The Company's internal ratings and loss projections reflect this augmented surveillance activity. Through June 23, 2021, the Company has paid only relatively small first-time insurance claims it believes are due at least in part to credit stress arising specifically from COVID-19. The Company currently projects nearly full reimbursement of these relatively small claims.

Components of Outstanding Exposure

    The Company measures its financial guaranty exposure in terms of (a) gross and net par outstanding and (b) gross and net debt service.

    The Company typically guarantees the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because the Company manages such securities as investments and not insurance exposure. As of March 31, 2021 and December 31, 2020, the Company excluded $539.4 million and $545.2 million, respectively, of net par attributable to loss mitigation securities.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company's public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS) and collateralized loan obligations (CLOs)), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which includes the Company's expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

    The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. The anticipated sunset of LIBOR after June 30, 2023 has introduced another variable into the Company's calculation of future debt service. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

    Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of		As of
	March 31, 2021	December 31, 2020	March 31, 2021	December 31, 2020
	(in thousands)
Public finance	$38,825,865	$39,463,781	$25,060,979	$25,415,590
Structured finance	6,317,870	6,500,863	3,909,189	4,050,527
Total financial guaranty	$45,143,735	$45,964,644	$28,970,168	$29,466,117

Financial Guaranty Portfolio by Internal Rating
As of March 31, 2021

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$15,679	0.1%	$829,457	19.1%	$546,729	16.3%	$50,266	18.3%	$1,442,131	7.6%
AA	2,551,556	22.8	164,981	3.8	1,316,168	39.4	8,142	3.0	4,040,847	21.1
A	3,775,582	33.8	392,413	9.0	617,139	18.4	137,830	50.2	4,922,964	25.7
BBB	3,503,482	31.5	2,874,174	66.3	384,186	11.5	78,267	28.5	6,840,109	35.8
BIG	1,320,542	11.8	78,807	1.8	480,509	14.4	—	—	1,879,858	9.8
Total net par outstanding	$11,166,841	100.0%	$4,339,832	100.0%	$3,344,731	100.0%	$274,505	100.0%	$19,125,909	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2020

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$16,649	0.2%	$823,696	18.7%	$538,754	15.6%	$50,510	17.7%	$1,429,609	7.3%
AA	2,599,468	22.9	200,896	4.6	1,429,242	41.3	8,816	3.1	4,238,422	21.8
A	3,718,789	32.8	407,703	9.2	609,996	17.6	136,699	47.9	4,873,187	25.0
BBB	3,672,693	32.4	2,859,146	64.8	388,510	11.2	89,440	31.3	7,009,789	36.0
BIG	1,320,187	11.7	119,471	2.7	492,724	14.3	—	—	1,932,382	9.9
Total net par outstanding	$11,327,786	100.0%	$4,410,912	100.0%	$3,459,226	100.0%	$285,465	100.0%	$19,483,389	100.0%

In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $628.7 million of structured finance gross par as of March 31, 2021. These commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of March 31, 2021

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in thousands)
Public finance:
U.S. public finance	$216,999	$11,083	$1,092,460	$1,320,542	$11,166,841
Non-U.S. public finance	78,633	—	174	78,807	4,339,832
Public finance	295,632	11,083	1,092,634	1,399,349	15,506,673
Structured finance:
U.S. RMBS	72,121	19,989	356,686	448,796	866,328
Other structured finance	17,918	2,181	11,614	31,713	2,752,908
Structured finance	90,039	22,170	368,300	480,509	3,619,236
Total	$385,671	$33,253	$1,460,934	$1,879,858	$19,125,909

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2020

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in thousands)
Public finance:
U.S. public finance	$216,644	$11,083	$1,092,460	$1,320,187	$11,327,786
Non-U.S. public finance	119,290	—	181	119,471	4,410,912
Public finance	335,934	11,083	1,092,641	1,439,658	15,738,698
Structured finance:
U.S. RMBS	78,151	20,368	362,224	460,743	928,067
Other structured finance	18,105	2,190	11,686	31,981	2,816,624
Structured finance	96,256	22,558	373,910	492,724	3,744,691
Total	$432,190	$33,641	$1,466,551	$1,932,382	$19,483,389

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of March 31, 2021

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in thousands)
BIG:
Category 1	$331,298	$54,373	$385,671	62	5	67
Category 2	29,815	3,438	33,253	14	1	15
Category 3	1,419,151	41,783	1,460,934	101	8	109
Total BIG	$1,780,264	$99,594	$1,879,858	177	14	191

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2020

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in thousands)
BIG:
Category 1	$373,183	$59,007	$432,190	65	6	71
Category 2	30,166	3,475	33,641	14	1	15
Category 3	1,427,289	39,262	1,466,551	101	7	108
Total BIG	$1,830,638	$101,744	$1,932,382	180	14	194
 ____________________
(1)    Includes financial guaranty VIEs (FG VIEs).
(2)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Exposure to Puerto Rico

    The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.1 billion net par as of March 31, 2021, all of which was rated BIG. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its outstanding Puerto Rico exposures except the Municipal Finance Agency (MFA), the Puerto Rico Aqueduct and Sewer Authority (PRASA) and the University of Puerto Rico (U of PR).

    On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight and management board (FOMB) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

The Company has disagreed with a number of the actions taken by the Commonwealth, the FOMB and others with respect to obligations the Company insures, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the FOMB and others have taken legal action naming the Company as a party. See “Puerto Rico Litigation” below.

    Despite these concerns, the Company has engaged in negotiations with the FOMB and other stakeholders in an attempt to reach a consensual resolution, with particular progress being made in the early part of 2021. On February 22, 2021, AGM and AGC agreed to support the revised Puerto Rico General Obligation (GO) and Public Buildings Authority (PBA) plan support agreement (PSA) (GO/PBA PSA) subject to reaching a satisfactory resolution with respect to the Puerto Rico Highways and Transportation Authority (PRHTA) and the Puerto Rico Convention Center District Authority (PRCCDA) bonds they insure. On May 5, 2021, AGM and AGC entered into a PSA (HTA/CCDA PSA) with certain other stakeholders, the Commonwealth, and the FOMB with respect to the PRHTA and the PRCCDA bonds they insure. With the signing of the HTA/CCDA PSA and the expiration of the related withdrawal rights of AGM and AGC under the GO/PBA PSA, AGM and AGC became bound to the GO/PBA PSA. Previously, on May 3, 2019, AGM and AGC entered into a restructuring support agreement (PREPA RSA; together with the GO/PBA PSA and the HTA/CCDA PSA, the Support Agreements) with the Puerto Rico Electric Power Authority (PREPA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth and FOMB, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds.

With the signing of the HTA/CCDA PSA and with the GO/PBA PSA now binding the Company, $1,077.1 million, or 96.4% of the Company’s insured net par outstanding of Puerto Rico exposures is covered by a Support Agreement. Each Support Agreement includes a number of conditions and the related debtor’s plan of adjustment must be approved by the Title III court, so there can be no assurance that the consensual resolutions embodied in the Support Agreements will be achieved in their current form, or at all. Even if the consensual resolutions embodied in the Support Agreements are approved and documented as contemplated, they may be subject to further legal challenge or the parties to the legal documents may not live up to their obligations. Both economic and political developments, including those related to the COVID-19 pandemic, may impact implementation of the consensual resolutions contemplated by the Support Agreements and the amount the Company realizes under the Support Agreements and related debtors’ plans of adjustment, as well as the performance or resolution of the Puerto Rico exposures not subject to a Support Agreement. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company's results of operations and shareholders' equity.

Support Agreements

GO/PBA PSA As of March 31, 2021, the Company had $318.9 million of insured net par outstanding that is now covered by the GO/PBA PSA: $184.8 million insured net par outstanding of GOs and $134.1 million insured net par outstanding of PBA bonds. The GO bonds are supported by the good faith, credit and taxing power of the Commonwealth, while the PBA bonds are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. The Commonwealth and the PBA defaulted on their debt service payments due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The FOMB has filed a petition under Title III of PROMESA with respect to both the Commonwealth and the PBA.

    On February 22, 2021, the FOMB entered into the GO/PBA PSA with certain GO and PBA bondholders and insurers (including AGC) representing approximately $11.7 billion, or approximately 62% of the aggregate amount of general obligation and PBA bond claims. In general, the GO/PBA PSA provides for lower Commonwealth debt service payments per annum relative to the Plan Support Agreement signed in February 2020 (February 2020 PSA), extends the tenor of new recovery bonds, increases the amount of cash distributed to creditors, and provides additional consideration in the form of a contingent value instrument (CVI). This CVI is intended to provide creditors with additional returns tied to outperformance of the Puerto Rico 5.5% Sales and Use Tax receipts against May 2020 certified fiscal plan projections, subject to annual and lifetime caps. The GO/PBA PSA provides for different recoveries based on the bonds’ vintage issuance date, with GO and PBA bonds issued before 2011 (Vintage) receiving higher recoveries than GO and PBA bonds issued in 2011 and thereafter (except that, for purposes of the GO PSA, Series 2011A GO bonds would be treated as Vintage bonds).
    On May 11, 2021, the FOMB filed with the Title III court a Third Amended Title III Joint Plan of Adjustment of the Commonwealth (Amended POA) that seeks to restructure approximately $35 billion of debt (including the GO bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations consistent with the terms of the settlements embodied in the GO/PBA PSA and the HTA/CCDA PSA.

    HTA/CCDA PSA. As of March 31, 2021, the Company had $687.3 million of insured net par outstanding that is now covered by the HTA/CCDA PSA: $472.4 million insured net par outstanding of PRHTA (transportation revenue) bonds; $62.7 million insured net par outstanding of PRHTA (highway revenue) bonds; and $152.2 million insured net par outstanding of PRCCDA bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products.The highway revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The PRCCDA bonds are secured by certain hotel tax revenues. The PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The FOMB has filed a petition under Title III of PROMESA with respect to PRHTA. There were sufficient funds in the PRCCDA bond accounts to make only partial payments on the July 1, 2017 PRCCDA bond payments guaranteed by the Company, and the Company has been making claim payments on these bonds since that date.

The HTA/CCDA PSA provides for payments to AGC consisting of (i) cash, (ii) in the case of PRHTA, new bonds expected to be backed by toll revenue (Toll Bonds); and (iii) a CVI. Under the HTA/CCDA PSA, bondholders and bond insurers of PRHTA will receive, in the aggregate, $389 million of cash; $1,245 million in Toll Bonds; and the CVI. Under the HTA/CCDA PSA, bondholders and bond insurers of PRCCDA will receive, in the aggregate, $112 million in cash and the CVI.

    On May 27, 2021, the FOMB certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan will need to be further revised to be consistent with the HTA/CCDA PSA.

PREPA RSA. As of March 31, 2021, the Company had $70.9 million insured net par outstanding of PREPA obligations subject to the PREPA RSA. The PREPA obligations are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the FOMB commenced proceedings for PREPA under Title III of PROMESA.

    The PREPA RSA contemplates the exchange of PREPA’s existing revenue bonds for new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

On May 27, 2021, the FOMB certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan will need to be further revised to be consistent with the HTA/CCDA PSA.

Other Puerto Rico Exposures

    MFA. As of March 31, 2021, the Company had $23.1 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

Puerto Rico Infrastructure Financing Authority (PRIFA). As of March 31, 2021, the Company had $15.3 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to PRIFA and its bondholders of a portion of federal excise taxes paid on rum. The Company has been making claim payments on the PRIFA bonds since January 2016.

    U of PR. As of March 31, 2021, the Company had $0.8 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the university, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds. As of the date of this filing, all debt service payments on U of PR bonds insured by the Company have been made.

    PRASA. In the fourth quarter of 2020 $282.7 million of PRASA obligations insured by the Company were refunded, reducing the Company's exposure to such bonds. As of March 31, 2021 the Company had $1.1 million of insured net par outstanding of PRASA obligations. The Company's insured PRASA obligations are secured by a lien on the gross revenues of the water and sewer system.

Puerto Rico Litigation

    The Company believes that a number of the actions taken by the Commonwealth, the FOMB and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the FOMB and others have taken legal action naming the Company as party.

    Currently, there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

The Company expects that the issues that remain relevant raised in several of the stayed proceedings commenced by the Company or the FOMB, either prior to or following the filing of petitions under Title III of PROMESA, to be addressed either in other subsequently filed adversary proceedings described below or in the proceedings to confirm the plans of adjustment for the Commonwealth, PRHTA or other instrumentalities of the Commonwealth. Issues that the Company believes remain relevant from these earlier proceedings include (i) whether the clawback of certain excise taxes and revenues pledged to secure payment of bonds issued by PRHTA, PRCCDA and PRIFA should be invalidated, (ii) whether administrative rent claims of the PBA against the Commonwealth should be disallowed, (iii) whether certain later vintage Commonwealth general obligation bonds should be invalidated as having been issued in violation of the Puerto Rico constitutional debt limit, (iv) whether Commonwealth general obligation bonds are secured by consensual or statutory liens, and (v) the validity, enforceability and extent of security interests in PRHTA revenues securing PRHTA bonds. One of the stayed proceedings concerns a PREPA RSA entered in 2015 and is no longer relevant in light of the PREPA RSA entered in by the FOMB, the Company and other parties in 2019. For so long as the Company is a party to the Support Agreements, its participation as an adverse party to the FOMB in any PROMESA litigation is to be stayed, with the Company supporting the positions of the FOMB in seeking confirmation of the Commonwealth, PRCCDA and PRHTA plans of adjustment and the approval of the PREPA RSA so long as those plans of adjustment and the PREPA RSA conform to the respective requirements of the Support Agreements.

The Company is involved in three proceedings which have been adjourned indefinitely to permit the FOMB to assess the financial impact of the pandemic on PREPA and its request for approval of the PREPA RSA settlement. The court has required, and the FOMB has provided, periodic reports. Issues the Company believes remain relevant from these proceedings include (i) the approval of the PREPA RSA, (ii) whether certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims can obtain declarations that the advances made by such parties are "current expenses" as defined in the trust agreement pursuant to which the PREPA bonds were issued (Current Expenses) and there is no valid lien securing the PREPA bonds unless and until such parties are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to such parties’ claims and declaring the PREPA RSA null and void, and (iii) whether the retirement system for PREPA employees (SREAEE) can obtain declarations that amounts owed to SREAEE are Current Expenses, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. The Company believes these proceedings will resume at some point in the future and the relevant issues resolved in proceedings before the Title III court.

    On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the FOMB lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance

Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the FOMB's motion to stay this adversary proceeding pending a decision by the United States Court of Appeals for the First Circuit (First Circuit) in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be addressed in the Commonwealth plan confirmation process and be subject to her July 24, 2019 stay and mandatory mediation order and be addressed in the Commonwealth plan confirmation process. Judge Swain postponed certain deadlines and hearings, including those related to the plan of adjustment, indefinitely as a result of the COVID-19 pandemic. Pursuant to the court's order, the FOMB filed an updated status report on September 9, 2020, as well as a subsequent update on October 25, 2020, regarding the effects of the pandemic on the Commonwealth. Subsequently, the court ordered the FOMB to file a further updated report by December 8, 2020 and, no later than February 10, 2021, an amended Commonwealth disclosure statement and plan of adjustment or, at a minimum, a term sheet outlining such amendments necessitated by the COVID-19 pandemic. On February 10, 2021, the FOMB filed a motion to extend the deadline to March 8, 2021 given a recent preliminary agreement with creditors. On March 8, 2021, the FOMB filed a disclosure statement and a second amended Commonwealth plan of adjustment intended to implement a Plan Support Agreement dated as of February 22, 2021, to which AGM and AGC had given their support conditioned on the Plan Support Agreement becoming part of a consensually negotiated and comprehensive solution that would include PRHTA and PRCCDA. On May 5, 2021, the FOMB announced the execution of the Plan Support Agreement that includes PRHTA and PRCCDA. In light of the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers filed in Federal District Court for Puerto Rico a motion (amending and superseding a motion filed by AGM and AGC on August 23, 2019) for relief from the automatic stay imposed pursuant to Title III of PROMESA to permit AGM and AGC and the other moving parties to enforce in another forum the application of the revenues securing the PRHTA bonds (the PRHTA Revenues) or, in the alternative, for adequate protection for their property interests in PRHTA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to liens or other property interests in PRHTA Revenues that have not been deposited in the related bond resolution funds. On September 23, 2020, AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which held oral arguments on February 4, 2021. On March 3, 2021, the First Circuit issued an opinion, finding that the District Court had not abused its discretion in denying lift stay relief. The First Circuit did not rule on whether movants had a property interest, noting that issue was actively being adjudicated before the District Court, which will eventually decide on a final basis, and on a more developed record, whether the insurers have a property interest. In light of the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

    On January 16, 2020, the FOMB brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA bonds, objecting to the bond insurers claims in the Commonwealth Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or property interests with respect to PRHTA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion. In light of the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

On January 16, 2020, the FOMB, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRHTA Revenues. In light of the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRIFA Rum Tax Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRIFA bonds (the PRIFA Revenues), seeking an order lifting the automatic stay so that AGM and AGC and the other moving parties can enforce rights respecting the PRIFA Revenues in another forum or, in the alternative, that the Commonwealth must provide adequate protection for such parties’ lien on the PRIFA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to PRIFA Revenues that have not been deposited in the related sinking fund.  On September 23, 2020, AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which held oral arguments on February 4, 2021. On March 3, 2021, the First Circuit issued an opinion, finding that the District Court had not abused its discretion in denying lift stay relief. The First Circuit did not rule on whether movants had a property interest, noting that issue was actively being adjudicated before the District Court, which will eventually decide on a final basis, and on a more developed record, whether the insurers have a property interest. In light of the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

    On January 16, 2020, the FOMB brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRIFA bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or ownership interests with respect to PRIFA Revenues. Motions for partial summary judgment were filed on April 28, 2020 and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion. In light of the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRCCDA bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRCCDA bonds (the PRCCDA Revenues), seeking an order that an action to enforce rights respecting the PRCCDA Revenues in another forum is not subject to the automatic stay associated with the Commonwealth’s Title III proceeding or, in the alternative, if the court finds that the stay is applicable, lifting the automatic stay so that AGM, AGC and the other moving parties can enforce such rights in another forum or, in the further alternative, if the court finds the automatic stay applicable and does not lift it, that the Commonwealth must provide adequate protection for such parties’ lien on the PRCCDA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. On July 2, 2020, Judge Swain held that a proposed enforcement action by AGM, AGC and other moving parties in another court would be subject to the automatic stay, that such parties have a colorable claim to a security interest in funds deposited in the “Transfer Account” and have shown a reasonable likelihood that a certain account held by Scotiabank is the Transfer Account, but denied the motion to the extent it sought stay relief or adequate protection with respect to PRCCDA Revenues that have not been deposited in the Transfer Account. Pursuant to a memorandum issued on September 9, 2020, Judge Swain held that the final hearing with respect to the Transfer Account shall be deemed to have occurred when the court issues its final decisions in the PRCCDA Adversary Proceeding concerning the identity of the Transfer Account and the parties’ respective rights in the alleged Transfer Account monies. Following the final hearing with respect to the Transfer Account, AGM and AGC intend to appeal the portion of the opinion constituting a denial and the underlying determinations related to the denial to the First Circuit. In light of the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

    On January 16, 2020, the FOMB brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRCCDA bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRCCDA Revenues. Motions for partial summary judgment were filed on April 28, 2020 and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion. In light of the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

Puerto Rico Par and Debt Service Schedules

    All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of		As of
	March 31, 2021	December 31, 2020	March 31, 2021	December 31, 2020
(in thousands)
Exposure to Puerto Rico	$1,340,097	$1,340,097	$2,080,702	$2,114,897

Puerto Rico
Net Par Outstanding

	As of
	March 31, 2021	December 31, 2020
	(in thousands)
Puerto Rico Exposures Subject to a Support Agreement
Commonwealth of Puerto Rico - GO (1)	$184,835	$184,835
PBA (1)	134,094	134,094
Subtotal - GO/PBA PSA	318,929	318,929
PRHTA (Transportation revenue) (1)	472,365	472,365
PRHTA (Highway revenue) (1)	62,723	62,723
PRCCDA	152,250	152,250
Subtotal - HTA/CCDA PSA	687,338	687,338
PREPA (1)	70,858	70,858
Subtotal Subject to a Support Agreement	1,077,125	1,077,125

Other Puerto Rico Exposures
MFA	23,074	23,074
PRIFA	15,335	15,335
PRASA and U of PR	1,843	1,843
Subtotal Other Puerto Rico Exposures	40,252	40,252

Total net exposure to Puerto Rico	$1,117,377	$1,117,377
____________________
(1)    As of the date of this filing, the FOMB has certified a filing under Title III of PROMESA for these exposures.

    The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of March 31, 2021

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in thousands)
2021 (April 1 - June 30)	$—	$52
2021 (July 1 - September 30)	53,416	81,877
2021 (October 1 - December 31)	—	52
Subtotal 2021	53,416	81,981
2022	34,820	88,901
2023	40,087	92,279
2024	16,593	66,746
2025	38,479	87,778
2026-2030	289,157	488,998
2031-2035	412,161	544,586
2036-2040	204,163	234,645
2041-2042	28,501	30,225
Total	$1,117,377	$1,716,139

Exposure to the U.S. Virgin Islands

    As of March 31, 2021, the Company had $11.2 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $9.2 million BIG. The $9.2 million BIG USVI net par consisted of bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

    In 2017, Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. More recently, the COVID-19 pandemic and evolving governmental and private responses to the pandemic have been impacting the USVI economy, especially the tourism sector. The USVI is benefiting from the federal response to the 2017 hurricanes and COVID-19 and has made its debt service payments to date.

3.    Expected Loss to be Paid (Recovered)

    Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. Expected loss to be paid (recovered) is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

The expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for claim and loss and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries, and (ii) excess spread on underlying collateral. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is also net of amounts ceded to reinsurers.

In circumstances where the Company has purchased its own insured obligations that had expected losses, and in cases where issuers of insured obligations elected or the Company and an issuer mutually agreed as part of a negotiation to deliver the underlying collateral, insured obligation or a new security to the Company, expected loss to be paid (recovered) is reduced and the asset received is prospectively accounted for under the applicable guidance for that instrument.

Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Loss Estimation Process

    The Company’s loss reserve committee estimates expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.
    The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, delinquency and prepayment rates (with respect to residential mortgage-backed securities), timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company's financial statements. Each quarter, the Company may revise its scenarios and update assumptions and probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management's view of the potential impact of COVID-19 on its distressed exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

    Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the Company's policy give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

    The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models (insurance, derivative and VIE). The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.00% to 2.49% with a weighted average of 0.77% as of March 31, 2021 and 0.00% to 1.72% with a weighted average of 0.55% as of December 31, 2020. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 1.0% and 1.4% of the total as of March 31, 2021 and December 31, 2020, respectively.

Net Expected Loss to be Paid (Recovered)
Roll Forward

	First Quarter
	2021	2020
	(in thousands)
Net expected loss to be paid (recovered), beginning of period	$237,528	$312,071
Economic loss development (benefit) due to:
Accretion of discount	745	1,788
Changes in discount rates	(26,690)	33,824
Changes in timing and assumptions	41,921	(5,178)
Total economic loss development (benefit)	15,976	30,434
Net (paid) recovered losses	(23,389)	(23,067)
Net expected loss to be paid (recovered), end of period	$230,115	$319,438

Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	First Quarter 2021
	Net Expected Loss to be Paid (Recovered) as of December 31, 2020	Economic Loss Development (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of March 31, 2021
	(in thousands)
Public finance:
U.S. public finance	$199,041	$22,597	$(28,234)	$193,404
Non-U.S. public finance	3,122	(983)	—	2,139
Public finance	202,163	21,614	(28,234)	195,543
Structured finance:
U.S. RMBS	73,701	(3,716)	4,890	74,875
Other structured finance	(38,336)	(1,922)	(45)	(40,303)
Structured finance	35,365	(5,638)	4,845	34,572
Total	$237,528	$15,976	$(23,389)	$230,115

	First Quarter 2020
	Net Expected Loss to be Paid (Recovered) as of December 31, 2019	Economic Loss Development (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of March 31, 2020
	(in thousands)
Public finance:
U.S. public finance	$246,995	$42,747	$(29,749)	$259,993
Non-U.S. public finance	2,625	609	—	3,234
Public finance	249,620	43,356	(29,749)	263,227
Structured finance:
U.S. RMBS	90,709	(18,980)	5,946	77,675
Other structured finance	(28,258)	6,058	736	(21,464)
Structured finance	62,451	(12,922)	6,682	56,211
Total	$312,071	$30,434	$(23,067)	$319,438
___________________
(1)    Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in other assets.

    The tables above include (1) LAE paid of $1.3 million and $0.6 million for First Quarter 2021 and 2020, respectively, and (2) expected LAE to be paid of $7.6 million as of March 31, 2021 and $7.9 million as of December 31, 2020.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid/ (Recovered)		Net Economic Loss Development (Benefit)
	As of		First Quarter
	March 31, 2021	December 31, 2020	2021	2020
	(in thousands)
Insurance (see Notes 4 and 6)	$230,499	$239,595	$13,858	$38,496
FG VIEs (see Note 8)	(1,642)	(495)	(1,131)	(1,054)
Credit derivatives (see Note 5)	1,258	(1,572)	3,249	(7,008)
Total	$230,115	$237,528	$15,976	$30,434

Selected U.S. Public Finance Transactions

    The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.1 billion net par as of March 31, 2021, all of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 2, Outstanding Exposure.

    The Company projects its total net expected loss across its troubled U.S. public finance exposures as of March 31, 2021, including those mentioned above, to be $193.4 million, compared with a net expected loss of $199.0 million as of December 31, 2020. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. As of March 31, 2021, that credit was $379.5 million compared with $431.7 million as of December 31, 2020. The Company’s net expected losses incorporate management’s probability weighted estimates of all possible scenarios.

    The economic loss development for U.S. public finance transactions was $22.6 million during First Quarter 2021, and was primarily attributable to Puerto Rico exposures. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions it uses in its scenarios based on the public information as discussed under "Exposure to Puerto Rico" in Note 2, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the period.
U.S. RMBS Loss Projections

    The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

    The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will improve. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early-stage delinquencies, late-stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	First Quarter
	2021	2020
	(in thousands)
First lien U.S. RMBS	$(184)	$(15,632)
Second lien U.S. RMBS.	(3,532)	(3,348)

As of March 31, 2021, the Company had a net R&W receivable of $5.2 million from R&W counterparties, compared with a net R&W receivable of $8.0 million as of December 31, 2020. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers. When the Company projects receiving more reimbursements in the future than it projects to pay in claims on transactions covered by R&W settlement agreements, the Company will have a net R&W payable.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

    The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent 12 months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of
	March 31, 2021	December 31, 2020
Delinquent/Modified in the Previous 12 Months
Alt-A and Prime	20%	20%
Option ARM	20	20
Subprime	20	20
30 – 59 Days Delinquent
Alt-A and Prime	35	35
Option ARM	35	35
Subprime	30	30
60 – 89 Days Delinquent
Alt-A and Prime	40	40
Option ARM	45	45
Subprime	40	40
90+ Days Delinquent
Alt-A and Prime	55	55
Option ARM	60	60
Subprime	45	45
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	60	60
Option ARM	65	65
Subprime	55	55
Real Estate Owned
All	100	100

Towards the end of the first quarter of 2020, lenders began offering mortgage borrowers the option to forbear interest and principal payments of their loans due to the COVID -19 pandemic, and to repay such amounts at a later date. This resulted in an increase in early-stage delinquencies in RMBS transactions during Second Quarter 2020 and late-stage delinquencies during the second half of 2020. Early stage delinquencies have recovered to pre-pandemic levels, but late stage delinquencies continue to be elevated as many borrowers remain on COVID-19 forbearance plans. The Company's expected loss estimate assumes that a portion of delinquencies are due to COVID-19 related forbearances, and applies a liquidation rate of 20% to such loans. This is the same liquidation rate assumption used when estimating expected losses for current loans modified or delinquent within the last 12 months, as the Company believes this is the category that most resembles the population of new forbearance delinquencies.

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate (CDR) trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant and then steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 2.25 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36-month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18-month period, declining to 40% in the base case over 2.5 years.
The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of March 31, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	0.7% - 8.0%	4.6%	0.0% - 6.2%	4.7%
Final CDR	0.0% - 0.4%	0.2%	0.0% - 0.3%	0.2%
Initial loss severity:
2005 and prior	60%		60%
2006	70%		70%
2007+	70%		70%
Option ARM
Plateau CDR	2.2% - 9.7%	7.5%	2.3% - 10.0%	7.3%
Final CDR	0.1% - 0.5%	0.4%	0.1% - 0.5%	0.4%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		60%
2007+	60%		60%
Subprime
Plateau CDR	2.5% - 8.7%	4.8%	2.7% - 10.2%	5.4%
Final CDR	0.1% - 0.4%	0.2%	0.1% - 0.5%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	70%		70%
2007+	70%		70%

    The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2020.

    In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of March 31, 2021 and December 31, 2020.

    Total expected loss to be paid on all first lien U.S. RMBS was $84.1 million and $82.8 million as of March 31, 2021 and December 31, 2020, respectively. The $0.2 million economic benefit in First Quarter 2021 for first lien U.S. RMBS was primarily attributable to $15.9 million benefit related to changes in discount rate and $3.0 million benefit related to improved performance in certain transactions, offset by lower excess spread of $18.7 million Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR. LIBOR increased in First Quarter 2021, so the amount of excess spread decreased compared to the prior period. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of March 31, 2021 as it used as of December 31, 2020, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR.

    In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $8.4 million for all first lien U.S. RMBS transactions.

    In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $2.7 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

    Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

    In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. As in the case of first lien transactions, second lien transactions have seen an increase in delinquencies because of COVID-19 related forbearances. The Company applies a 20% liquidation rate to such forborn loans, same as in first lien RMBS transactions.

Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2020.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period. In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of March 31, 2021 and December 31, 2020, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projects future recoveries on these charged-off loans at the rate shown in the table below. Such recoveries are assumed to be received evenly over the next five years. Increasing the recovery rate to 30% would result in an economic benefit of $8.7 million, while decreasing the recovery rate to 10% would result in an economic loss of $8.7 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2020. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

     In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

    The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $9.3 million as of March 31, 2021 and $9.1 million as of December 31, 2020. The $3.5 million economic benefit in First Quarter 2021 was primarily attributable to a $3.6 million benefit related to improved performance in certain transactions and higher actual recoveries received for previously charged-off loans, and an $0.5 million benefit related to changes in discount rates, partially offset by lower excess spread of $0.5 million.

    The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of March 31, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	3.9% - 15.3%	12.1%	5.0% - 15.8%	12.5%
Final CDR trended down to	2.5%		2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%
30 – 59 Days Delinquent	30		30
60 – 89 Days Delinquent	40		40
90+ Days Delinquent	60		60
Bankruptcy	55		55
Foreclosure	55		55
Real Estate Owned	100		100
Loss severity (1)	98%		98%
Projected future recoveries on previously charged-off loans	20%		20%
___________________
(1)    Loss severities on future defaults.

    The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $1.2 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $1.3 million for HELOC transactions.

Structured Finance Other Than U.S. RMBS

    Non-U.S. RMBS structured finance has an expected recovery of $40.3 million, which is primarily attributable to a financial guaranty life insurance transaction. The BIG net par in this sector was $31.7 million primarily consisting of transactions backed by a life insurance transaction, a commercial receivable transaction, and other structured finance transactions. The economic benefit during First Quarter 2021 was $1.9 million, primarily due to higher expected reinsurance recoverables for a certain life insurance transaction.

Recovery Litigation
    In the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

    The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

4.     Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 5, Contracts Accounted for as

Credit Derivatives for amounts that relate to CDS and Note 8, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Net Earned Premiums

	First Quarter
	2021	2020
	(in thousands)
Scheduled net earned premiums	$18,079	$21,624
Accelerations from refundings and terminations	895	2,421
Accretion of discount on net premiums receivable	711	785
Net earned premiums	$19,685	$24,830

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	First Quarter
	2021	2020
	(in thousands)
Beginning of year	$269,756	$255,462
Gross written premiums on new business, net of commissions on assumed business	11,907	24,581
Gross premiums received, net of commissions	(16,828)	(12,430)
Adjustments:
Changes in the expected term	(2,700)	(1,302)
Accretion of discount, net of commissions on assumed business	131	447
Foreign exchange gain (loss) on remeasurement	529	(5,268)
March 31, (1)	$262,795	$261,490
___________________
(1)    Excludes $3.5 million and $3.8 million as of March 31, 2021 and March 31, 2020, respectively, related to consolidated FG VIEs.

Approximately 33% and 32% of gross premiums receivable, net of commissions at March 31, 2021 and December 31, 2020, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of March 31, 2021
(in thousands)
2021 (April 1 - June 30)	$9,965
2021 (July 1 - September 30)	6,633
2021 (October 1 - December 31)	5,194
Subtotal 2021	21,792
2022	26,750
2023	20,643
2024	19,960
2025	18,969
2026-2030	80,434
2031-2035	54,625
2036-2040	29,774
After 2040	33,952
Total (1)	$306,899
___________________
(1)    Excludes expected cash collections on consolidated FG VIEs of $4.5 million.

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, restructurings, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of March 31, 2021
(in thousands)
2021 (April 1 - June 30)	$17,729
2021 (July 1 - September 30)	16,815
2021 (October 1 - December 31)	16,425
Subtotal 2021	50,969
2022	61,431
2023	55,763
2024	51,252
2025	47,515
2026-2030	177,951
2031-2035	110,017
2036-2040	39,401
After 2040	30,484
Net deferred premium revenue (1)	624,783
Future accretion	25,490
Total future net earned premiums	$650,273
____________________
(1)    Excludes net earned premiums on consolidated FG VIEs of $3.1 million.

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of
	March 31, 2021	December 31, 2020
	(dollars in thousands)
Premiums receivable, net of commissions payable	$262,795	$269,756
Gross deferred premium revenue	417,578	421,912
Weighted-average risk-free rate used to discount premiums	1.8%	1.9%
Weighted-average period of premiums receivable (in years)	9.4	9.4

Financial Guaranty Insurance Losses

    Loss reserves are discounted at risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 2.49% with a weighted average of 0.77% as of March 31, 2021 and 0.00% to 1.72% with a weighted average of 0.55% as of December 31, 2020.

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage)

	As of
	March 31, 2021	December 31, 2020
	(in thousands)
Public finance:
U.S. public finance	$54,605	$48,449
Non-U.S. public finance	20	24
Public finance	54,625	48,473
Structured finance:
U.S. RMBS (1)	(18,665)	(18,352)
Other structured finance	(41,392)	(39,061)
Structured finance	(60,057)	(57,413)
Other (recoverables) payable, net	(502)	315
Total	$(5,934)	$(8,625)
____________________
(1)    Excludes net recoveries of $4.5 million and $3.4 million as of March 31, 2021 and December 31, 2020, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of
	March 31, 2021	December 31, 2020
	(in thousands)
Loss and LAE reserve	$540,275	$528,006
Reinsurance recoverable on unpaid losses	(162,119)	(165,318)
Other payables	89	370
Loss and LAE reserve, net and other payables	378,245	363,058
Salvage and subrogation recoverable	(434,887)	(420,894)
Salvage and subrogation reinsurance payable (1)	51,299	49,266
Other recoverables	(591)	(55)
Salvage and subrogation recoverable, net and other recoverables	(384,179)	(371,683)
Net reserves (salvage)	$(5,934)	$(8,625)
___________________
(1)    Recorded as a component of reinsurance balances payable in the condensed consolidated balance sheets.

    The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid (Recovered) and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2021
(in thousands)
Net expected loss to be paid (recovered)- financial guaranty insurance	$230,061
As of Contra-paid, net	38,749
Salvage and subrogation recoverable, net and other recoverable, net	384,090
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(377,718)
Net expected loss to be expensed (present value) (1)	$275,182
___________________
(1)    Excludes $2.8 million as of March 31, 2021, related to consolidated FG VIEs.

    The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2021
(in thousands)
2021 (April 1 - June 30)	$4,450
2021 (July 1 - September 30)	5,538
2021 (October 1 - December 31)	5,689
Subtotal 2021	15,677
2022	23,031
2023	24,070
2024	22,621
2025	23,274
2026-2030	95,853
2031-2035	57,919
2036-2040	12,250
After 2040	487
Net expected loss to be expensed	275,182
Future accretion	32,974
Total expected future loss and LAE	$308,156

The following table presents the loss and LAE recorded in the condensed consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Condensed Consolidated Statements of Operations

	Loss (Benefit)
	First Quarter
	2021	2020
	(in thousands)
Public finance:
U.S. public finance	$35,392	$48,927
Non-U.S. public finance	2	12
Public finance	35,394	48,939
Structured finance:
U.S. RMBS (1)	(6,195)	1,257
Other structured finance	(2,776)	3,743
Structured finance	(8,971)	5,000
Loss and LAE	$26,423	$53,939
___________________
(1)    Excludes a benefit of $1.1 million and $0.8 million for First Quarter 2021 and 2020, respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of March 31, 2021

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in thousands)
Number of risks (1)	62	(18)	14	(3)	101	(22)	177	—	177
Remaining weighted-average period (in years)	7.0	8.1	9.1	8.7	10.8	12.8	9.7	—	9.7
Outstanding exposure:
Par	$457,872	$(126,574)	$32,679	$(2,864)	$1,675,459	$(256,308)	$1,780,264	—	$1,780,264
Interest	159,022	(61,064)	7,698	(308)	786,035	(152,183)	739,200	—	739,200
Total (2)	$616,894	$(187,638)	$40,377	$(3,172)	$2,461,494	$(408,491)	$2,519,464	$—	$2,519,464
Expected cash outflows (inflows)	$35,449	$(2,856)	$10,324	$(1,317)	$2,020,523	$(360,835)	$1,701,288	$(33,016)	$1,668,272
Potential recoveries (3)	(362,964)	54,044	(65)	16	(1,238,506)	109,887	(1,437,588)	32,351	(1,405,237)
Subtotal	(327,515)	51,188	10,259	(1,301)	782,017	(250,948)	263,700	(665)	263,035
Discount	4,123	(871)	(2,499)	354	(121,309)	84,921	(35,281)	2,307	(32,974)
Present value of expected cash flows	$(323,392)	$50,317	$7,760	$(947)	$660,708	$(166,027)	$228,419	$1,642	$230,061
Deferred premium revenue	$21,052	$(1,187)	$450	$(14)	$321,172	$(5,475)	$335,998	$(2,911)	$333,087
Reserves (salvage)	$(333,164)	$50,998	$7,501	$(933)	$426,030	$(161,291)	$(10,859)	$4,487	$(6,372)

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2020

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in thousands)
Number of risks (1)	65	(18)	14	(3)	101	(23)	180	—	180
Remaining weighted-average period (in years)	7.0	8.1	9.2	8.8	10.9	13.0	9.7	—	9.7
Outstanding exposure:
Par	$500,566	$(127,383)	$33,084	$(2,918)	$1,684,968	$(257,679)	$1,830,638	$—	$1,830,638
Interest	174,386	(62,593)	8,067	(318)	822,536	(158,045)	784,033	—	784,033
Total (2)	$674,952	$(189,976)	$41,151	$(3,236)	$2,507,504	$(415,724)	$2,614,671	$—	$2,614,671
Expected cash outflows (inflows)	$38,756	$(3,416)	$10,686	$(1,386)	$2,056,132	$(346,937)	$1,753,835	$(34,414)	$1,719,421
Potential recoveries (3)	(358,337)	52,648	(117)	29	(1,282,901)	134,129	(1,454,549)	33,234	(1,421,315)
Subtotal	(319,581)	49,232	10,569	(1,357)	773,231	(212,808)	299,286	(1,180)	298,106
Discount	6,019	(1,053)	(1,649)	237	(107,700)	43,522	(60,624)	1,675	(58,949)
Present value of expected cash flows	$(313,562)	$48,179	$8,920	$(1,120)	$665,531	$(169,286)	$238,662	$495	$239,157
Deferred premium revenue	$24,633	$(1,228)	$474	$(14)	$330,966	$(5,640)	$349,191	$(2,997)	$346,194
Reserves (salvage)	$(324,480)	$48,843	$8,658	$(1,105)	$419,276	$(163,660)	$(12,468)	$3,405	$(9,063)
___________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.
(2)    Includes amounts related to FG VIEs.
(3)    Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

5.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps.

Credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

    The components of the Company’s credit derivative net par outstanding are presented in the table below. The estimated remaining weighted average life of credit derivatives was 12.8 years as of both March 31, 2021 and December 31, 2020.

Credit Derivatives (1)

	As of March 31, 2021		As of December 31, 2020
	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in thousands)
U.S. public finance	$1,071,399	$(41,141)	$1,105,886	$(33,283)
Non-U.S. public finance	1,188,229	(17,177)	1,187,408	(15,101)
U.S. structured finance	839,748	(36,865)	883,620	(24,835)
Non-U.S. structured finance	137,830	(4,183)	136,700	(4,951)
Total	$3,237,206	$(99,366)	$3,313,614	$(78,170)
____________________
(1)    Expected loss to be paid was $1.3 million as of March 31, 2021 and expected recoveries were $1.6 million as of December 31, 2020.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of March 31, 2021		As of December 31, 2020
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in thousands)
AAA	$1,020,029	31.5%	$1,036,208	31.3%
AA	1,276,644	39.4	1,318,148	39.8
A	352,223	10.9	359,492	10.8
BBB	488,716	15.1	498,022	15.0
BIG	99,594	3.1	101,744	3.1
Credit derivative net par outstanding	$3,237,206	100.0%	$3,313,614	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gains (Losses)

	First Quarter
	2021	2020
	(in thousands)
Realized gains on credit derivatives	$855	$1,054
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(1,844)	(808)
Realized gains (losses) and other settlements	(989)	246
Net unrealized gains (losses)	(19,436)	(67,741)
Net change in fair value of credit derivatives	$(20,425)	$(67,495)

During First Quarter 2021, unrealized fair value losses were generated primarily as a result of the decreased cost to buy protection on AGC, as the market cost of AGC's credit protection decreased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased, the implied spreads that the Company would expect to receive on these transactions increased. The unrealized fair value losses were partially offset by higher discount rates.

    During First Quarter 2020, unrealized fair value losses were generated primarily as a result of wider spreads of the underlying collateral and lower discount rates. These were partially offset by gains due to the increased cost to buy protection on AGC, as the market cost of AGC's credit protection increased during the period.

    The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk primarily based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC (in basis points)

	As of March 31, 2021	As of December 31, 2020	As of March 31, 2020	As of December 31, 2019
Five-year CDS spread	97	132	224	41
One-year CDS spread	19	36	64	9

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC
Credit Spread

	As of
	March 31, 2021	December 31, 2020
	(in thousands)
Fair value of credit derivatives before effect of AGC credit spread	$(220,536)	$(256,575)
Plus: Effect of AGC credit spread	121,170	178,405
Net fair value of credit derivatives	$(99,366)	$(78,170)

    The fair value of CDS contracts at March 31, 2021, before considering the benefit applicable to AGC’s credit spread, is a direct result of the relatively wide credit spreads generally due to relatively wider credit spreads under current market conditions compared to those at the time of underwriting for certain underlying credits with longer tenor.

Collateral Posting for Certain Credit Derivative Contracts

The transaction documentation with one counterparty for $76.4 million in CDS gross par insured by the Company requires the Company to post collateral, subject to a $76.4 million cap, to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. As of March 31, 2021, AGC did not need to post collateral to satisfy these requirements.

6.    Reinsurance

    The Company assumes business (Assumed Business) from three affiliated companies, AGM, Assured Guaranty UK Limited (AGUK) and Assured Guaranty (Europe) SA (AGE), as well as from several non-affiliated companies, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business (Legacy Monoline Insurers). The Company also cedes portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades. See Note 1, Business and Basis of Presentation, for a description of the merger of MAC with and into AGM, with AGM as the surviving company, expected to be effective April 1, 2021, and which is expected to include the reassumption by AGC of its remaining cessions to MAC.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the condensed consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	First Quarter
	2021	2020
	(in thousands)
Premiums Written:
Direct	$(771)	$24,811
Assumed (1)	10,060	(2,592)
Ceded (2)	(1,090)	(11,028)
Net	$8,199	$11,191
Premiums Earned:
Direct	$15,585	$22,161
Assumed	9,776	11,715
Ceded (2)	(5,676)	(9,046)
Net	$19,685	$24,830
Loss and LAE:
Direct	$25,647	$54,730
Assumed	438	6,253
Ceded (2)	338	(7,044)
Net	$26,423	$53,939
____________________
(1)    Negative direct and assumed premiums written were due to terminations and changes in expected debt service schedules.
(2)    Ceded amounts mainly consist of cessions to affiliates.

Ceded Reinsurance (1)

	As of March 31, 2021		As of December 31, 2020
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in thousands)
Ceded premium payable, net of commissions	$89,546	$—	$89,876	$—
Ceded expected loss to be recovered	116,878	186	122,939	186
Ceded unearned premium reserve	194,036	1,881	198,314	1,905
Ceded par outstanding (2)	10,599,703	25,500	10,842,661	25,500
____________________
(1)    There was no collateral posted by non-affiliated reinsurers as of March 31, 2021 and December 31, 2020. The total collateral posted by affiliated reinsurers was $166.0 million and $170.6 million as of March 31, 2021 and December 31, 2020, respectively.
(2)    Of the total par ceded to a non-affiliated reinsurer, none is rated BIG as of either March 31, 2021 or December 31, 2020. Of the total ceded par to affiliates, $403.3 million and $405.9 million is rated BIG as of March 31, 2021 and December 31, 2020, respectively.

7.    Investments and Cash

Investment Portfolio

The investment portfolio tables shown below include assets managed both externally and internally. As of March 31, 2021, the majority of the investment portfolio is managed by three outside managers and AssuredIM. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The externally managed portfolio must maintain a minimum average rating of A+/A1/A+ by S&P Global Ratings, a division of Standard & Poor's Financial Services LLC (S&P), Moody’s Investors Service, Inc. (Moody’s) or Fitch Ratings Inc., respectively

The investment portfolio also includes investments in (i) securities acquired for loss mitigation purposes or other risk management purposes, (ii) securities managed under an Investment Management Agreement (IMA) with AGC's affiliate, AssuredIM, (iii) short term investments, (iv) equity method investments in certain AGL subsidiaries, and (v) other investments.

Investment Portfolio
Carrying Value

	As of
	March 31, 2021	December 31, 2020
	(in thousands)
Fixed-maturity securities (1):
Externally managed	$1,756,327	$1,774,069
Loss mitigation and other securities (2)	477,004	470,408
Managed by AssuredIM	123,247	124,345
Short-term investments	52,186	65,609
Equity method investments:
MAC Holdings	211,482	218,859
AGAS	191,979	188,706
Other	7,043	6,727
Other invested assets	1,357	1,415
Total	$2,820,625	$2,850,138
___________________
(1)    17.4% and 17.0% of fixed-maturity securities, related primarily to loss mitigation and other risk management strategies, were rated BIG as of March 31, 2021 and December 31, 2020, respectively.
(2)    Includes other fixed-maturities that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management securities).

AGM, AGC and MAC (AGL's U.S. Insurance Subsidiaries), through their jointly owned investment subsidiary AGAS, are authorized to invest up to $750.0 million in AssuredIM Funds, of which $262.5 million was authorized by AGC. As of March 31, 2021, AGAS has total commitments to AssuredIM Funds of $587.0 million of which $334.5 million represents net invested capital and $252.5 million is undrawn. This capital was committed to several funds, each dedicated to a single strategy, including CLOs, asset-based finance, healthcare structured capital and municipal bonds. As of March 31, 2021 and December 31, 2020, the fair value of AGAS’s interest in AssuredIM Funds, was $368.2 million and $344.9 million, respectively.

Accrued investment income, which is recorded in other assets, was $23.7 million and $21.7 million as of March 31, 2021 and December 31, 2020, respectively. In First Quarter 2021 and First Quarter 2020, the Company did not write off any accrued investment income.

Fixed-Maturity Securities and Short-Term Investments

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of March 31, 2021

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (4) Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating (3)
	(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	57%	$1,288,948	$(11,352)	$126,668	$(739)	$1,403,525	$(8)	AA-
U.S. government and agencies	2	33,989	—	653	(120)	34,522	—	AA+
Corporate securities	17	376,562	(408)	21,538	(4,513)	393,179	(1,670)	A-
Mortgage-backed securities (4):
RMBS	1	32,232	(493)	2,520	(589)	33,670	(548)	BBB+
Commercial-mortgage backed securities (CMBS)	1	29,574	—	2,419	—	31,993	—	AAA
Asset-backed securities:
CLOs	3	67,035	—	206	(4)	67,237	—	AA-
Other	16	369,347	(6,802)	32,015	(2,108)	392,452	(2,108)	CCC
Total fixed-maturity securities	97	2,197,687	(19,055)	186,019	(8,073)	2,356,578	(4,334)	A-
Short-term investments	3	52,186	—	—	—	52,186	—	AAA
Total	100%	$2,249,873	$(19,055)	$186,019	$(8,073)	$2,408,764	$(4,334)	A-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2020

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating (3)
	(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,307,654	$(11,112)	$146,713	$(5)	$1,443,250	$—	AA-
U.S. government and agencies	2	40,092	—	869	(2)	40,959	—	AA+
Corporate securities	15	339,286	—	34,099	(62)	373,323	—	A-
Mortgage-backed securities (3):
RMBS	2	35,209	(448)	2,619	(503)	36,877	(444)	A-
CMBS	1	29,580	—	3,415	—	32,995	—	AAA
Asset-backed securities
CLOs	2	55,150	—	103	(72)	55,181	—	AA
Other	17	365,558	(6,147)	29,410	(2,584)	386,237	(2,584)	CCC
Total fixed-maturity securities	97	2,172,529	(17,707)	217,228	(3,228)	2,368,822	(3,028)	A-
Short-term investments	3	65,609	—	—	—	65,609	—	AAA
Total	100%	$2,238,138	$(17,707)	$217,228	$(3,228)	$2,434,431	$(3,028)	A-
___________________
(1)    Based on amortized cost.
(2)    Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.
(3)    U.S. government-agency obligations were approximately 39% of mortgage backed securities as of March 31, 2021 and 41% as of December 31, 2020, based on fair value.
(4)    Accumulated other comprehensive income (AOCI).

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
For Which an Allowance for Credit Loss was Not Recorded
As of March 31, 2021

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$21,875	$(731)	$—	$—	$21,875	$(731)
U.S. government and agencies	6,649	(120)	—	—	$6,649	(120)
Corporate securities	66,672	(2,843)	—	—	66,672	(2,843)
Mortgage-backed securities:
RMBS	547	(5)	1,042	(36)	1,589	(41)
Asset-backed securities:
CLO	14,496	(4)	3,437	—	17,933	(4)
Total	$110,239	$(3,703)	$4,479	$(36)	$114,718	$(3,739)
Number of securities		54		3		57

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
For Which an Allowance for Credit Loss was Not Recorded
As of December 31, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$947	$(5)	$—	$—	$947	$(5)
U.S. government and agencies	1,097	(2)	—	—	1,097	(2)
Corporate securities	10,026	(62)	—	—	10,026	(62)
Mortgage-backed securities:
RMBS	488	(3)	1,071	(56)	1,559	(59)
Asset-backed securities:
CLOs	29,711	(61)	5,282	(11)	34,993	(72)
Total	$42,269	$(133)	$6,353	$(67)	$48,622	$(200)
Number of securities		20		6		26

    The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of March 31, 2021 were not related to credit quality. In addition, the Company currently does not intend to, and is not required, to sell investments in an unrealized loss position prior to expected recovery in value. Of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, one security had unrealized losses in excess of 10% of their carrying value as of both March 31, 2021 and December 31, 2020. The total unrealized loss for these securities was $7 thousand as of March 31, 2021 and $8 thousand as of December 31, 2020.

    The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of March 31, 2021 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of March 31, 2021

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$29,743	$30,123
Due after one year through five years	244,302	258,464
Due after five years through 10 years	555,040	584,747
Due after 10 years	1,306,796	1,417,581
Mortgage-backed securities:
RMBS	32,232	33,670
CMBS	29,574	31,993
Total	$2,197,687	$2,356,578

Based on fair value, investments and other assets that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $100.6 million and $102.9 million, as of March 31, 2021 and December 31, 2020, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGC for the benefit of AGUK and AGE as of March 31, 2021 and December 31, 2020 was $325.9 million and $354.0 million, respectively, based on fair value.

Net Investment Income

    Net investment income is a function of the yield that the Company earns, on fixed-maturity securities and short-term investments, and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Net Investment Income

	First Quarter
	2021	2020
	(in thousands)
Interest income:
Externally managed	$13,221	$17,021
Loss mitigation and other securities	8,710	9,079
Managed by AssuredIM (1)	961	—
Interest income on loan receivable from parent	766	766
Gross investment income	23,658	26,866
Investment expenses	(357)	(533)
Net investment income	$23,301	$26,333
____________________
(1)    Represents interest income on a portfolio of CLOs and municipal bonds managed by AssuredIM under an IMA.

Realized Investment Gains (Losses)

    The table below presents the components of net realized investment gains (losses). Realized gains and losses on sales of investments are determined using the specific identification method.

Net Realized Investment Gains (Losses)

	First Quarter
	2021	2020
	(in thousands)
Gross realized gains on available-for-sale securities	$614	$638
Gross realized losses on available-for-sale securities	—	(359)
Credit impairment and intent to sell (1)	(1,514)	(974)
Net realized investment gains (losses)	$(900)	$(695)
____________________
(1)Credit impairment in First Quarter 2021 and First Quarter 2020 was related primarily to an increase in the allowance for credit loss on loss mitigation securities. Shut-downs due to COVID-19 pandemic restrictions contributed to the increase in the allowance for credit losses in First Quarter 2020.

    The following table presents the roll-forward of the credit losses on fixed-maturity securities for which the Company has recognized an allowance for credit losses in 2021 and 2020.

Roll Forward of Credit Losses
for Fixed-Maturity Securities

	First Quarter
	2021	2020
	(in thousands)
Balance, beginning of period	$17,707	$—
Effect of adoption of accounting guidance on credit losses on January 1, 2020	—	17,370
Additions for securities for which credit impairments were not previously recognized	408	602
Additions (reductions) for credit losses on securities for which credit impairments were previously recognized	940	332
Balance, end of period	$19,055	$18,304

The Company recorded an additional $1.3 million and $0.9 million in credit loss expense for First Quarter 2021 and First Quarter 2020, respectively. Credit loss expense included accretion of $0.2 million and $0.2 million in First Quarter 2021 and First Quarter 2020, respectively. The Company did not purchase any securities with credit deterioration during the periods presented. All of the Company’s securities that were purchased with credit deterioration are loss mitigation or other risk management securities.

Equity Method Investments

Summarized Financial Information

    The table below presents summarized financial information for MAC Holdings and AGAS for First Quarter 2021 and 2020. See Note 1, Business and Basis of Presentation, for the MAC Transaction in Second Quarter 2021.

Statement of Operations Data

	First Quarter
	2021	2020
	(in thousands)
Total revenues
MAC Holdings	$6,515	$12,279
AGAS	8	1,549
Net income (loss)
MAC Holdings	(7,860)	5,306
AGAS	9,352	(9,098)

8.    Variable Interest Entities

Financial Guaranty Variable Interest Entities

The Company has elected the fair value option for assets and liabilities of FG VIEs because the carrying amount transition method was not practical.

AGC provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations it guarantees. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, AGC's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero by maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid (recovered) for FG VIEs is included in Note 3, Expected Loss to be Paid (Recovered).

As part of the terms of its financial guaranty contracts, AGC, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGC additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGC typically is not deemed to control the VIE; however, once a trigger event occurs, AGC's control of the VIE typically increases. AGC continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGC and, accordingly, where AGC is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGC is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to AGC's financial guaranty contracts. If the protective rights that could make AGC the control party have not been triggered, then the VIE is not consolidated. If AGC is deemed no longer to have those protective rights, the VIE is deconsolidated.

The FG VIEs’ liabilities that are guaranteed by AGC are considered to be with recourse, because they guarantee the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’ liabilities that are not guaranteed by AGC are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs’ assets.

    As of both March 31, 2021 and December 31, 2020, the Company consolidated six FG VIEs. There were no maturities and consolidations or deconsolidations for the periods presented.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the condensed consolidated financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of March 31, 2021		As of December 31, 2020
	Assets	Liabilities	Assets	Liabilities
	(in thousands)
With recourse:
U.S. RMBS first lien	$14,696	$13,744	$14,832	$13,744
U.S. RMBS second lien	21,227	21,190	22,725	23,031
Total with recourse	35,923	34,934	37,557	36,775
Without recourse	1,059	1,059	1,254	1,254
Total	$36,982	$35,993	$38,811	$38,029

The change in the instrument-specific credit risk (ISCR) of the FG VIEs’ assets held as of March 31, 2021 that was recorded in the condensed consolidated statements of operations for First Quarter 2021 was a loss of $0.2 million. The change in the ISCR of the FG VIEs’ assets held as of March 31, 2020 was a gain of $1.2 million for First Quarter 2020. The inception to date change in the ISCR on the FG VIEs' assets held amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

    The inception to date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens, more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit.

	As of
	March 31, 2021	December 31, 2020
	(in thousands)
Excess of unpaid principal over fair value of:
FG VIEs’ assets	$26,827	$27,368
FG VIEs’ liabilities with recourse	3,878	3,953
FG VIEs’ liabilities without recourse	617	589
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	7,637	7,963
Unpaid principal for FG VIEs’ liabilities with recourse (1)	38,812	40,728
____________________
(1)    FG VIEs’ liabilities with recourse will mature at various dates ranging from 2023 to 2038.

Effect of Consolidating FG VIEs

    The effect of consolidating FG VIEs (as opposed to accounting for the related insurance contracts), includes (1) the establishment of the FG VIEs assets and liabilities and related changes in fair value on the condensed consolidated financial statements, (2) eliminating the premiums and losses associated with the financial guaranty insurance contracts between the insurance subsidiaries and the FG VIEs, and (3) eliminating the investment balances associated with the insurance subsidiaries' purchases of the debt obligations of the FG VIEs.

    The cash flows generated by the FG VIEs’ assets are classified as cash flows from investing activities. Paydowns of FG VIEs' liabilities are supported by the cash flows generated by FG VIEs’ assets, and for liabilities with recourse, possibly claim payments made by AGC under its financial guaranty insurance contracts. Paydowns of FG VIEs' liabilities both with and without recourse are classified as cash flows used in financing activities. Interest income, interest expense and other expenses of the FG VIEs’ assets and liabilities are classified as operating cash flows. Claim payments made by AGC under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIEs’ liabilities and as a financing activity as opposed to an operating activity of AGC.

Effect of Consolidating FG VIEs
on the Condensed Consolidated Balance Sheets
Increase (Decrease)

	As of
	March 31, 2021	December 31, 2020
	(in thousands)
Assets
Fixed maturity securities and short-term investments (1)	$(5,851)	$(6,064)
Cash	13	(220)
Premiums receivable, net of commissions payable (2)	(3,508)	(3,595)
Salvage and subrogation recoverable (2)	(6,916)	(6,461)
FG VIEs’ assets, at fair value	36,982	38,811
Other assets	2,051	1,960
Total assets	$22,771	$24,431
Liabilities and shareholder’s equity
Unearned premium reserve (2)	(3,079)	(3,174)
Loss and LAE reserve (2)	(2,429)	(3,056)
FG VIEs’ liabilities, at fair value (3)	35,993	38,029
Total liabilities	30,485	31,799

Retained earnings	(4,481)	(4,102)
Accumulated other comprehensive income (4)	(3,233)	(3,266)
Total shareholder’s equity	(7,714)	(7,368)
Total liabilities and shareholder’s equity	$22,771	$24,431
____________________
(1)    Represents the elimination of investment balances related to the Company’s purchase of insured FG VIEs’ debt.
(2)    Represents the elimination of insurance balances related to the AGC FG VIEs’ liabilities with recourse.
(3)    Includes FG VIEs' liabilities, at fair value with recourse of $34.9 million and $36.8 million as of March 31, 2021 and December 31, 2020, respectively, and without recourse of $1.1 million and $1.3 million as of March 31, 2021 and December 31, 2020.
(4)    Represents (a) the fair value of the FG VIEs’ liabilities with recourse that are attributable to changes in the Company's own credit risk and (b) elimination of the AOCI related to the Company's purchases of insured FG VIEs' debt..

Effect of Consolidating FG VIEs
on the Condensed Consolidated Statements of Operations
Increase (Decrease)

	First Quarter
	2021	2020
	(in thousands)
Net earned premiums (1)	$(105)	$(37)
Net investment income (2)	(257)	(299)
Net realized investment gains (losses)	17	—
Fair value gains (losses) on FG VIEs (3)	932	(2,302)
Loss and LAE (1)	(1,067)	(787)
Effect on income before tax	(480)	(3,425)
Less: Tax provision (benefit)	(101)	(719)
Effect on net income (loss)	$(379)	$(2,706)
____________________
(1)    Represents the elimination of insurance revenues and expenses related to the AGC's guarantee of FG VIEs’ liabilities with recourse.
(2)    Represents the elimination of investment income related to the Company’s purchase of AGC insured FG VIEs’ debt.
(3)    Changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to factors other than changes in the Company's own credit risk.

Fair value gains on FG VIEs for First Quarter 2021 were attributable to price depreciation on insured fixed rate debt that were negatively impacted due to the assumptions in forward interest rates. For First Quarter 2020, the fair value losses on FG VIEs were attributable to price depreciation due to the observed widening in the market spreads for the underlying collateral.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement that results in the termination of the original insured financial guaranty insurance or credit derivative contract, the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIEs’ assets and FG VIEs’ liabilities. The largest of these VIEs had assets of $95.3 million and liabilities of $8.1 million as of March 31, 2021 and assets of $96.2 million and liabilities of $2.8 million as of December 31, 2020, primarily recorded in the investment portfolio and credit derivative liabilities on the condensed consolidated balance sheets.

Non-Consolidated VIEs

    As described in Note 2, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately two thousand policies monitored as of March 31, 2021, approximately one thousand policies are not within the scope of FASB Accounting Standards Codification 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of March 31, 2021 and December 31, 2020, the Company identified 73 and 72 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated six FG VIEs as of both March 31, 2021 and December 31, 2020. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 2, Outstanding Exposure.

9.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During First Quarter 2021, no changes were made to the Company’s valuation models that had, or are expected to have, a material impact on the Company’s condensed consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There was a transfer of a fixed-maturity security from Level 3 into Level 2 during First Quarter 2020. There were no other transfers into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third-party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

    Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

    As of March 31, 2021, the Company used models to price 63 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $528.0 million. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Other Assets

Committed Capital Securities (CCS)

AGC has entered into put agreements with four separate custodial trusts allowing AGC to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of CCS, investing the proceeds in high-quality assets and entering into put options with AGC.

The fair value of CCS, which is recorded in "other assets" on the condensed consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under the AGC CCS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security. The change in fair value of the AGC CCS is recorded in "fair value gains (losses) on committed capital securities" in the condensed consolidated statements of operations. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGC CCS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

    The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes recorded in the statement of operations. The Company did not enter into CDS contracts with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

    The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at March 31, 2021 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules. The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

    With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. It is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.
Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•Transactions priced or closed during a specific quarter within a specific asset class and specific rating.

•Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

    The rates used to discount future expected premium cash flows ranged from 0.11% to 2.52% at March 31, 2021 and 0.19% to 1.33% at December 31, 2020.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on AGC as reflected by quoted market prices on CDS referencing AGC. For credit spreads on AGC’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a transaction generally decreases.

In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given market conditions and the Company’s own credit spreads, approximately 52%, based on fair value, of the Company's CDS contracts were fair valued using this minimum premium as of December 31, 2020. As of March 31, 2021, the corresponding percentage was de minimis. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties periodically. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. When AGC's credit spreads widen, the hedging cost of a bank or originator increases. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the LIBOR corresponding to the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•    The model takes into account the transaction structure and the key drivers of market value.

•    The model maximizes the use of market-driven inputs whenever they are available.

•    The model is a consistent approach to valuing positions.

The primary weaknesses of the Company’s CDS modeling techniques are:

•    There is no exit market or any actual exit transactions; therefore, the Company’s exit market is a hypothetical one based on the Company’s entry market.

•    There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•    The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•    Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "other income (loss)" in the condensed consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in ISCR which is separately presented in other comprehensive income (OCI). Interest income and interest expense are derived from the trustee reports and also included in "other income (loss)." The FG VIEs issued securities typically collateralized by first lien and second lien RMBS.

    The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and, as applicable, house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third party, on comparable bonds.

The models used to price the FG VIEs’ liabilities generally apply the same inputs used in determining fair value of FG VIEs’ assets. For those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of debt service is also taken into account.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the insured tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of March 31, 2021

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,403,525	$—	$1,335,931	$67,594
U.S. government and agencies	34,522	—	34,522	—
Corporate securities	393,179	—	393,179	—
Mortgage-backed securities:
RMBS	33,670	—	22,730	10,940
CMBS	31,993	—	31,993	—
Asset-backed securities	459,689	—	10,206	449,483
Total fixed-maturity securities	2,356,578	—	1,828,561	528,017
Short-term investments	52,186	52,186	—	—
Other invested assets	1,352	—	30	1,322
FG VIEs’ assets	36,982	—	—	36,982
Other assets (1)	38,150	—	—	38,150
Total assets carried at fair value	$2,485,248	$52,186	$1,828,591	$604,471
Liabilities:
Credit derivative liabilities	$119,585	$—	$—	$119,585
FG VIEs’ liabilities (2)	35,993	—	—	35,993
Total liabilities carried at fair value	$155,578	$—	$—	$155,578

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2020

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,443,250	$—	$1,375,953	$67,297
U.S. government and agencies	40,959	—	40,959	—
Corporate securities	373,323	—	373,323	—
Mortgage-backed securities:
RMBS	36,877	—	25,440	11,437
CMBS	32,995	—	32,995	—
Asset-backed securities	441,418	—	10,922	430,496
Total fixed-maturity securities	2,368,822	—	1,859,592	509,230
Short-term investments	65,609	65,609	—	—
Other invested assets	1,409	—	30	1,379
FG VIEs’ assets	38,811	—	—	38,811
Other assets (1)	46,994	—	—	46,994
Total assets carried at fair value	$2,521,645	$65,609	$1,859,622	$596,414
Liabilities:
Credit derivative liabilities	$38,029	$—	$—	$38,029
FG VIEs’ liabilities (2)	97,282	—	—	97,282
Total liabilities carried at fair value	$135,311	$—	$—	$135,311
____________________
(1)    Includes credit derivative assets and CCS.
(2)    Includes FG VIEs' liabilities, at fair value with recourse of $34.9 million and $36.8 million as of March 31, 2021 and December 31, 2020, respectively, and without recourse of $1.1 million and $1.3 million as of March 31, 2021 and December 31, 2020.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during First Quarter 2021 and First Quarter 2020.

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
First Quarter 2021

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets		Other (6)		Credit Derivative Asset (Liability), net (4)		FG VIEs’ Liabilities, (7)
	(in thousands)
Fair value as of December 31, 2020	$67,297		$11,437		$430,496		$38,811		$29,261		$(78,170)		$(38,029)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	556	(1)	204	(1)	4,838	(1)	695	(2)	(10,008)	(3)	(20,425)	(5)	(194)	(2)
Other comprehensive income (loss)	(259)		(48)		3,376		—		—		—		146
Purchases	—		—		14,500		—		—		—		—
Settlements	—		(653)		(3,727)		(2,524)		—		(771)		2,084
Fair value as of March 31, 2021	$67,594		$10,940		$449,483		$36,982		$19,253		$(99,366)		$(35,993)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of March 31, 2021							$612	(2)	$(10,008)	(3)	$(19,661)	(5)	$75	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of March 31, 2021	$(259)		$45		$3,714								$146

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
First Quarter 2020

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets		Other (6)		Credit Derivative Asset (Liability), net (4)		FG VIEs’ Liabilities, (7)
	(in thousands)
Fair value as of December 31, 2019	$71,701		$13,952		$411,108		$49,311		$29,143		$(155,231)		$(48,012)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	587	(1)	165	(1)	6,402	(1)	(1,882)	(2)	24,671	(3)	(67,495)	(5)	(182)	(2)
Other comprehensive income (loss)	(10,627)		(1,571)		(45,867)		—		—		—		2,763
Purchases	—		—		—		—		—		—		—
Settlements	(7)		(627)		(4,719)		(3,718)		—		(1,544)		3,487
Transfers out of Level 3	—		—		(186)		—		—		—		—
Fair value as of March 31, 2020	$61,654		$11,919		$366,738		$43,711		$53,814		$(224,270)		$(41,944)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of March 31, 2020							$(1,055)	(2)	$24,671	(3)	$(66,106)	(5)	$(652)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of March 31, 2020	$(10,626)		$(1,487)		$(44,719)								$2,763
____________________
(1)    Included in net realized investment gains (losses) and net investment income.
(2)    Included in other income (loss).
(3)    Included in fair value gains (losses) on CCS and other income (loss).
(4)    Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (presented as a separate line item) are shown as either assets or liabilities in the condensed consolidated balance sheet based on net exposure by transaction.
(5)    Reported in net change in fair value of credit derivatives.
(6)    Includes CCS and other invested assets.
(7)    Include FG VIEs' liabilities with recourse and FG VIEs' liabilities without recourse.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At March 31, 2021

Financial Instrument Description (1)	Fair Value at March 31, 2021 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$67,594	Yield	4.4%	-	35.6%	6.7%

RMBS	10,940	CPR	2.3%	-	30.0%	15.5%
		CDR	1.5%	-	6.8%	5.2%
		Loss severity	50.0%	-	125.0%	88.7%
		Yield	3.8%	-	6.4%	5.8%
Asset-backed securities:
Life insurance transactions	338,856	Yield	5.4%

CLOs	67,237	Discount margin	0.9%	-	2.9%	1.5%

Others	43,390	Yield	3.1%	-	8.3%	8.2%

FG VIEs’ assets	36,982	CPR	3.0%	-	11.5%	9.2%
		CDR	3.0%	-	8.3%	6.8%
		Loss severity	75.0%	-	100.0%	94.0%
		Yield	3.3%	-	5.9%	4.7%

Other assets	17,931	Implied yield	3.6%
		Term (years)	10 years

Credit derivative liabilities, net	(99,366)	Year 1 loss estimates	0.0%	-	79.1%	1.9%
		Hedge cost (in basis points (bps))	13.5	-	72.6	22.8
		Bank profit (in bps)	0.0	-	291.7	93.7
		Internal floor (in bps)	8.8
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities	(35,993)	CPR	3.0%	-	11.5%	9.2%
		CDR	3.0%	-	8.3%	6.8%
		Loss severity	75.0%	-	100.0%	94.0%
		Yield	2.3%	-	4.9%	3.5%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes an investment recorded in other invested assets with fair value of $1.3 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2020

Financial Instrument Description (1)	Fair Value at December 31, 2020 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$67,297	Yield	6.4%	-	33.4%	8.6%

RMBS	11,437	CPR	1.0%	-	30.0%	13.5%
		CDR	1.5%	-	8.8%	5.5%
		Loss severity	45.0%	-	125.0%	88.5%
		Yield	3.7%	-	5.9%	5.3%
Asset-backed securities:
Life insurance transactions	333,866	Yield	5.2%

CLOs	55,181	Discount margin	0.7%	-	3.1%	1.8%

Others	41,449	Yield	2.6%	-	9.0%	9.0%

FG VIEs’ assets	38,811	CPR	1.3%	-	13.6%	9.1%
		CDR	3.0%	-	7.8%	6.3%
		Loss severity	75.0%	-	100.0%	94.1%
		Yield	3.6%	-	5.3%	4.5%

Other assets	27,882	Implied yield	4.2%
		Term (years)	10 years

Credit derivative liabilities, net	(78,170)	Year 1 loss estimates	0.0%	-	85.0%	2.4%
		Hedge cost (in bps)	19.4	-	99.2	32.0
		Bank profit (in bps)	47.2	-	329.1	104.3
		Internal floor (in bps)	15.0	-	30.0	23.5
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities	(38,029)	CPR	1.3%	-	13.6%	9.1%
		CDR	3.0%	-	7.8%	6.3%
		Loss severity	75.0%	-	100.0%	94.1%
		Yield	2.6%	-	4.7%	3.3%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes an investment recorded in other invested assets with fair value of $1.4 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Parent

    The fair value of the loan receivable from parent was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the note payable to AGM was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of March 31, 2021		As of December 31, 2020
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Other invested assets	$5	$5	$6	$6
Loan receivable from parent	87,500	98,224	87,500	101,706
Other assets (1)	23,976	23,976	21,702	21,702
Financial guaranty insurance contracts (2)	(406,949)	(558,674)	(407,446)	(961,666)
Note payable to affiliate	(300,000)	(335,187)	(300,000)	(354,790)
Other liabilities (1)	(7,275)	(7,275)	—	—
____________________
(1)    The Company’s other assets and other liabilities consist of accrued interest, receivables for securities sold and payables for securities purchased, for which the carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

10.    Income Taxes

Overview

    The Company files its U.S. federal tax return as a part of the consolidated group for Assured Guaranty US Holdings Inc. (AGUS), its direct parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of
	March 31, 2021	December 31, 2020
	(in thousands)
Deferred tax assets (liabilities)	$51,606	$38,536
Current tax assets (liabilities)	(520)	(254)
____________________
(1)     Included in other assets or other liabilities on the condensed consolidated balance sheets.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that the remaining deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining deferred tax assets. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Provision for Income Taxes

    The Company is taxed at the U.S. corporate income tax rate of 21%. The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in loss reserves, fair value of its credit derivatives and VIEs, and foreign exchange gains and losses which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2021. A discrete calculation of the provision is calculated for each interim period.

    A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	First Quarter
	2021	2020
	(in thousands)
Expected tax provision (benefit)	$(5,561)	$(14,368)
Tax-exempt interest	(1,276)	(1,554)
Gain on sale of subsidiary in Second Quarter 2021	1,691	—
Other	15	(786)
Total provision (benefit) for income taxes	$(5,131)	$(16,708)
Effective tax rate	19.4%	24.4%

The expected tax provision (benefit) is calculated as the sum of pretax income multiplied by the statutory tax rate of the jurisdiction by which it will be taxed.

Audits

As of March 31, 2021, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2017 forward. AGUS is not currently under audit with the IRS.

11.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

    The Company also receives subpoenas duces tecum and interrogatories from regulators from time to time.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York (the Supreme Court), asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP's termination of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP's termination of 28 other credit derivative transactions between LBIE and AGFP and AGFP's calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP has calculated that LBIE owes AGFP approximately $4 million for the claims which were dismissed and approximately $21 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE's complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE's claim with respect to the 28 other credit derivative transactions. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims, and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court's ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court's decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. The trial was originally scheduled for March 9, 2020, but was postponed due to COVID-19. On November 3, 2020, LBIE moved to reopen its Chapter 15 case in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court) and remove this action to the United States District Court for the Southern District of New York for assignment to the Bankruptcy Court. On March 22, 2021, the Bankruptcy Court denied the motion and remanded the action to the Supreme Court. On March 29, 2021, the action was reassigned to Justice Melissa A. Crane. Trial is expected to begin on October 18, 2021.

12.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
First Quarter 2021

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in thousands)
Balance, December 31, 2020	$193,124	$(2,392)	$(1,728)	$189,004
Other comprehensive income (loss) before reclassifications	(31,385)	(2,097)	23	(33,459)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	448	(1,348)	—	(900)
Other income (loss)	—	—	(116)	(116)
Tax (provision) benefit	(94)	283	24	213
Total amount reclassified from AOCI, net of tax	354	(1,065)	(92)	(803)
Net current period other comprehensive income (loss)	(31,739)	(1,032)	115	(32,656)
Balance, March 31, 2021	$161,385	$(3,424)	$(1,613)	$156,348

Changes in Accumulated Other Comprehensive Income (Loss) by Component
First Quarter 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in thousands)
Balance, December 31, 2019	$135,096	$23,131	$(2,581)	$155,646
Effect of adoption of accounting guidance on credit losses	24,586	(24,586)	—	—
Other comprehensive income (loss) before reclassifications	(53,764)	(11,454)	1,992	(63,226)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	239	(934)	—	(695)
Other income (loss)	—	—	(241)	(241)
Tax (provision) benefit	(50)	196	50	196
Total amount reclassified from AOCI, net of tax	189	(738)	(191)	(740)
Net current period other comprehensive income (loss)	(53,953)	(10,716)	2,183	(62,486)
Balance, March 31, 2020	$105,729	$(12,171)	$(398)	$93,160

13.    Subsequent Events

    Subsequent events have been considered and disclosed if material through June 23, 2021, the date on which these financial statements were issued.